TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (this “Agreement”) is made as of 23 October 2019 (the “Effective Date”) by and between Bonum Health, LLC a Florida limited liability company (“Seller”) and Bonum Health, LLC, a Delaware limited liability company (“Buyer”).

BACKGROUND:

A.	Buyer and Seller have entered into that certain asset purchase agreement dated as of the Effective Date (the “Purchase Agreement”). Capitalized terms appearing herein shall have the same meaning ascribed to them herein as in the Purchase Agreement, unless otherwise noted.

B.	Pursuant to the Purchase Agreement, Seller has agreed to sell and assign to Buyer, and Buyer has agreed to purchase and assume certain specified assets and certain specified liabilities of the Business, as more fully described therein.

C.	Buyer and Seller have agreed to enter into this Agreement, pursuant to which Seller will provide, or cause its Affiliates to provide, Buyer with certain services, in each case on a transitional basis and subject to the terms and conditions set forth herein.

TERMS AND CONDITIONS:

For the reasons described above, in consideration of the mutual promises and covenants set forth in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Buyer and Seller hereby agree as follows:

1.	Services.

a.	Provision of Services.

i.	Seller agrees to provide, or to cause its Affiliates to provide, the services (the “Services”) set forth on the exhibits attached hereto (as such exhibits may be amended or supplemented pursuant to the terms of this Agreement, collectively, the “Service Exhibits”) to Buyer for the respective periods and on the other terms and conditions set forth in this Agreement and in the respective Service Exhibits.

ii.	Notwithstanding the contents of the Service Exhibits, Seller agrees to respond in good faith to any reasonable request by Buyer for access to any additional services that are necessary for the operation of the Business and which are not currently contemplated in the Service Exhibits. Any such additional services so provided by Seller shall constitute Services under this Agreement and be subject in all respect to the provisions of this Agreement as if fully set forth on a Service Exhibit as of the date hereof.

iii.	The parties hereto acknowledge the transitional nature of the Services. Accordingly, as promptly as practicable following the execution of this Agreement, Buyer agrees to use commercially reasonable efforts to make a transition of each Service to its own internal organization or to obtain alternate third-party sources to provide the Services.

iv.	Subject to Section 2(c), Section 2(d) and Section 3(e), the obligations of Seller under this Agreement to provide Services shall terminate with respect to each Service on the end date specified in the applicable Service Exhibit (the “End Date”). Notwithstanding the foregoing, the parties acknowledge and agree that Buyer may determine from time to time that it does not require all the Services set out on one or more of the Service Exhibits or that it does not require such Services for the entire period up to the applicable End Date. Accordingly, Buyer may terminate any Service, in whole and not in part, upon notification to Seller in writing of any such determination.

b.	Seller represents, warrants and agrees that the Services shall be provided in good faith, in accordance with Law and, except as specifically provided in the Service Exhibits, in a manner generally consistent with the historical provision of the Services and with the same standard of care as historically provided. Subject to Section 1(c), Seller agrees to assign sufficient resources and qualified personnel as are reasonably required to perform the Services in accordance with the standards set forth in the preceding sentence.

c.	It is understood and agreed that Seller has been retaining, and will continue to retain, third-party service providers to provide some of the Services to Buyer. In addition, Seller shall have the right to hire third-party subcontractors to provide all or part of any Service hereunder; provided, however, that in the event such subcontracting is inconsistent with past practices or such subcontractor is not already engaged with respect to such Service as of the date hereof, Seller shall obtain the prior written consent of Buyer to hire such subcontractor, such consent not to be unreasonably withheld. Seller shall in all cases retain responsibility for the provision to Buyer of Services to be performed by any third-party service provider or subcontractor or by any of Seller’s Affiliates.

d.	Seller agrees that all of its and its Affiliates’ employees and any third-party service providers and subcontractors, when on the property of Buyer or when given access to any equipment, computer, software, network or files owned or controlled by Buyer, shall conform to the policies and procedures of Buyer concerning health, safety and security.

2.	Compensation.

a.	For such time as any employees of Seller or any of its Affiliates are providing the Services to Buyer under this Agreement, (a) such employees will remain employees of Seller or such Affiliate, as applicable, and shall not be deemed to be employees of Buyer for any purpose, and (b) Seller or such Affiliate, as applicable, shall be solely responsible for the payment and provision of all wages, bonuses and commissions, employee benefits, including severance and worker’s compensation, and the withholding and payment of applicable Taxes relating to such employment.

b.	The parties agree that Seller shall not be obligated to perform any Service after the applicable End Date; provided, however, that if Buyer desires and Seller agrees to continue to perform any of the Services after the applicable End Date, the parties shall negotiate in good faith to determine an amount that compensates Seller for all of its costs for such performance, including the time of its employees and its Out-of-Pocket Costs. The Services so performed by Seller after the applicable End Date shall continue to constitute Services under this Agreement and be subject in all respects to the provisions of this Agreement for the duration of the agreed-upon extension period.

c.	Upon termination or expiration of any or all Services pursuant to this Agreement, or upon the termination of this Agreement in its entirety, Seller shall have no further obligation to provide the applicable terminated Services and Buyer will have no obligation to pay any future compensation or Out-of-Pocket Costs relating to such Services (other than for or in respect of Services already provided in accordance with the terms of this Agreement and received by Buyer prior to such termination).

d.	“Out-of-Pocket Costs” means Seller or any of its Affiliates’ reasonable and documented out-of-pocket expenses incurred in the provision of any Service, including, without limitation, license fees and payments to third-party service providers or subcontractors, but excluding payments made to employees of Seller or any of its Affiliates pursuant to Section 2(a).

3.	Termination.

a.	Subject to Section 3(d), this Agreement shall terminate in its entirety (i) on the date upon which Seller shall have no continuing obligation to perform any Services as a result of each of their expiration or termination in accordance with Section 1(a)(iv) or Section 3(b) or (ii) in accordance with Section 3(c).

b.	Any party (the “Non-Breaching Party”) may terminate this Agreement with respect to any Service, in whole but not in part, at any time upon prior written notice to the other party (the “Breaching Party”) if the Breaching Party has failed (other than pursuant to Section 3(e)) to perform any of its material obligations under this Agreement relating to such Service, and such failure shall have continued without cure for a period of fifteen (15) days after receipt by the Breaching Party of a written notice of such failure from the Non-Breaching party seeking to terminate such service.

c.	In the event that either party hereto shall (i) file a petition in bankruptcy, (ii) become or be declared insolvent, or become the subject of any proceedings (not dismissed within sixty (60) days) related to its liquidation, insolvency or the appointment of a receiver, (iii) make an assignment on behalf of all or substantially all of its creditors, or (iv) take any corporate action for its winding up or dissolution, then the other party shall have the right to terminate this Agreement by providing written notice in accordance with Section 8 of the Purchase Agreement.

d.	Upon termination of this Agreement in its entirety pursuant to Section 3(a), all obligations of the parties hereto shall terminate, except for the provisions of Section 2(d), Section 4, Section 5 and Section 6, which shall survive any termination or expiration of this Agreement.

e.	The obligations of Seller under this Agreement with respect to any Service shall be suspended during the period and to the extent that Seller is prevented or hindered from providing such Service, or Buyer is prevented or hindered from receiving such Service, due to any of the following causes beyond such party’s reasonable control (such causes, “Force Majeure Events”): (i) acts of God, (ii) flood, fire or explosion, (iii) war, invasion, riot or other civil unrest, (iv) Governmental Order or Law, (v) actions, embargoes or blockades in effect on or after the date of this Agreement, (vi) action by any Governmental Authority, (vii) national or regional emergency, (viii) strikes, labor stoppages or slowdowns or other industrial disturbances, (ix) shortage of adequate power or transportation facilities, or (x) any other event which is beyond the reasonable control of such party. The party suffering a Force Majeure Event shall give notice of suspension as soon as reasonably practicable to the other party stating the date and extent of such suspension and the cause thereof, and Seller shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause. Neither Buyer nor Seller shall be liable for the nonperformance or delay in performance of its respective obligations under this Agreement when such failure is due to a Force Majeure Event. The applicable End Date for any Service so suspended shall be automatically extended for a period of time equal to the time lost by reason of the suspension.

4.	Confidentiality.

a.	During the term of this Agreement and thereafter, the parties hereto shall, and shall instruct their respective Representatives to, maintain in confidence and not disclose the other party’s Confidential Information. Each party hereto shall use the same degree of care, but no less than reasonable care, to protect the other party’s Confidential Information as it uses to protect its own Confidential Information of like nature. Unless otherwise authorized in any other agreement between the parties, any party receiving any Confidential Information of the other party (the “Receiving Party”) may use Confidential Information only for the purposes of fulfilling its obligations under this Agreement (the “Permitted Purpose”). Any Receiving Party may disclose such Confidential Information only to its Representatives who have a need to know such information for the Permitted Purpose and who have been advised of the terms of this Section 4(a) and the Receiving Party shall be liable for any breach of these confidentiality provisions by such Persons; provided, however, that any Receiving Party may disclose such Confidential Information to the extent such Confidential Information is required to be disclosed by a Governmental Order, in which case the Receiving Party shall promptly notify, to the extent possible, the disclosing party (the “Disclosing Party”), and take reasonable steps to assist in contesting such Governmental Order or in protecting the Disclosing Party’s rights prior to disclosure, and in which case the Receiving Party shall only disclose such Confidential Information that it is advised by its counsel in writing that it is legally bound to disclose under such Governmental Order.

b.	Upon demand by the Disclosing Party at any time, or upon expiration or termination of this Agreement with respect to any Service, the Receiving Party agrees promptly to return or destroy, at the Disclosing Party’s option, all Confidential Information. If such Confidential Information is destroyed, an authorized officer of the Receiving Party shall certify to such destruction in writing.

5.	Indemnification.

a.	Seller shall indemnify, defend and hold harmless Buyer and its Affiliates and each of their respective Representatives (collectively, the “Buyer Indemnified Parties”) from and against any and all Losses of the Buyer Indemnified Parties relating to, arising out of or resulting from the gross negligence or willful misconduct of Seller or its Affiliates or any third party that provides a Service to Buyer pursuant to Section 1(c) in connection with the provision of, or failure to provide, any Services to Buyer.

b.	The matters set forth in Section 6 of the Purchase Agreement shall be deemed incorporated into, and made a part of, this Agreement.

6.	Miscellaneous. Sections 8 and 9 of the Purchase Agreement shall be deemed incorporated into, and made a part of, this Agreement.

Remainder of page blank; signature page follows.

In witness whereof, the parties hereto have executed this Agreement as of the Effective Date.

TRXADE GROUP, INC.		BONUM HEALTH, LLC

/s/ Surendra Ajjarapu		/s/ Hardikkumar Patel
By:	Surendra Ajjarapu	By:	Hardikkumar Patel
Its:	Chief Executive Officer 10/23/19	Its:	Owner 10/23/2019

EXHIBIT A

Seller and Member will provide installation and support and maintenance services for the installation of up to one hundred (100) remote “Kiosks” in locations to be determined by the Buyer. Additionally, Seller and Member will be available to answer questions and provide guidance as reasonably requested by the Buyer to conduct the Business for a period of not more than one (1) year.

“Kiosks” means those certain proprietary hardware units produced by the Buyer with screens providing a user interface providing telemedicine services to end user patients at remote physical locations such as pharmacies.